                                                                     EXHIBIT 4.2


                             SHAREHOLDERS AGREEMENT


     AGREEMENT, made and entered into as of March 31, 1999, by and among each of the persons identified as "Shareholders" on the signature pages to this Agreement (each a "Shareholder" and together the "Shareholders") and Minnesota Communications Group, a Minnesota non profit corporation (the "Purchaser").

     WHEREAS, the Purchaser has entered into an Investment Agreement with International Trading & Manufacturing Corporation, a Nevada corporation (the "Company"), of even date herewith (the "Investment Agreement"), pursuant to which the Purchaser is initially acquiring 500,000 shares of Common Stock, $.001 par value of the Company (the Common Stock being hereinafter referred to as the "Shares") and rights to acquire up to an additional 1,000,000 Shares; and

     WHEREAS, the Shareholders in the aggregate own 1,670,000 of the outstanding Shares of the Company, and

     WHEREAS, the Shareholders desire that the Purchaser consummate the transactions contemplated by the Investment Agreement; and

     WHEREAS, the execution and delivery of this Agreement by each Shareholder is a condition to the obligation of the Purchaser to purchase any of the Shares;

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Voting Agreement

     (a) Board of Directors in General. Each Shareholder hereby agrees, on behalf of itself and any person to whom such Shareholder transfers any Shares, to vote all Shares of the Company now or hereafter owned by such Shareholder and take such other actions (whether in the capacity as a shareholder, director or officer of the Company) as are reasonably requested by the Purchaser (i) to ensure the presence on the Company's Board of Directors (the "Board of Directors"), at all times, of one person designated by the Purchaser and (ii) to have such designee appointed as a management nominee for election to the Board of Directors.

     (b) Limitations: Each shareholder shall retain at all times the right to vote such Shareholder's Shares in the Shareholder's sole discretion on all matters, other than those set forth in Section 1(a) hereof, which are at any time and from time to time presented for a vote to the Company's shareholders generally

     (c) Conditional Irrevocable Proxy. To secure each shareholder's obligation to vote such Shareholder's Shares in accordance with the provisions of this Agreement, each Shareholder hereby appoints Thomas Kigin or William Kling, acting individually or together

(the "Proxy") as such Shareholder's true and lawful proxy and attorney, with full power of substitution, to vote all of such Shareholder's Shares, in the Proxy's sole discretion, for the election of directors as set forth in Section 1(a) hereof if (and only if) such Shareholder fails to comply with the provisions of Section 1(a) hereof. The proxy and powers granted by each Shareholder pursuant to this Section 1(c) are coupled with an interest and are given to secure the performance of the Shareholders' duties under this Agreement. Such proxy will be irrevocable for the term of this Agreement and, if the Shareholder is an individual, will survive the death, incompetency and disability of the Shareholder or any other individual holder of the Shareholder's Shares and, if the Shareholder is an entity other than an individual, will survive the merger and dissolution of the Shareholder or any other entity holding any Shares of the Shareholder.

     2.   Co-Sale Rights.

     (a) Except as hereinafter provided in paragraph 4 of this Agreement, each Shareholder hereby agrees, for the term of this Agreement, not to sell for value any of the Shares beneficially owned by such Shareholder without permitting the Purchaser to participate as seller in such transaction such that the Purchaser shall be entitled to sell an amount of Shares in connection with such transaction equal to the product of (A) a fraction, the numerator of which is the number of Shares then held by the Purchaser and the denominator of which is the total number of Shares then held by the selling Shareholder or Shareholders and the Purchaser, times (B) the number of Shares to be sold by the Shareholder or Shareholders.

     (b) Before accomplishing or entering into a binding contract for any sale for value of Shares that would be covered by the right of co-sale granted by paragraph 2(a) of this Agreement, each Shareholder hereby agrees to give the Purchaser prompt written notice of any such proposed sale (a "Sale Proposal"), stating the terms and conditions of such Sale Proposal in sufficient detail to allow the Purchaser to exercise its right of co-sale. The Purchaser hereby agrees to notify the selling Shareholder or Shareholders within 10 days of receipt of such notice as to whether it wishes to exercise its right of co-sale and participate in such Sale Proposal, and thereafter all negotiations leading to the consummation of such Sale Proposal shall be conducted under the joint control of the selling Shareholder of Shareholders and the Purchaser. Failure by the Purchaser to respond within such 10-day period shall be deemed to be a declination of the Purchaser's right of co-sale with respect to such Sale Proposal, provided that (i) such Sale Proposal is fully closed and consummated within 90 days of the expiration of such 10-day period and (ii) the terms of the actual transaction are in all material respects the same as those set forth in the notice given by the Shareholder(s) to the Purchaser hereunder. Failure to meet either of the foregoing conditions shall again subject the Shares covered by such Sale Proposal to the Purchaser's right of co-sale, each Shareholder shall be required to give the Purchaser a new written notice with respect to such Sale Proposal, and the Purchaser shall again have the right to participate in such Sale Proposal if it notifies the Shareholder(s) thereof within 10 days of receipt of such new notice.

        3.    Other Transfers.

        (a) Except as hereinafter provided in paragraph 4 of this Agreement, each Shareholder hereby agrees, for the terms of this Agreement, not to transfer or dispose of any of the Shares beneficially owned by such Shareholder in a manner not covered by paragraph 2 of this Agreement (i.e., a transfer or disposition other than a sale for value) without the prior written consent of the Purchaser.

        (b) Before accomplishing or entering into a binding contract for any transfer or disposition that would require the consent referred to in paragraph 3(a) of this Agreement, each Shareholder hereby agrees to give the Purchaser prompt written notice of any such proposed transfer or disposition (a "Transfer Proposal"), stating the terms and conditions of such Transfer Proposal in sufficient detail to allow the Purchaser to exercise its right of consent. The Purchaser hereby agrees to notify the Shareholder giving such notice within 10 days of receipt of such notice as to whether it intends to consent to such Transfer Proposal. Failure by the Purchaser to respond within such 10-day period shall be deemed to be the consent by the Purchaser to such Transfer Proposal, provided that (i) such Transfer Proposal is fully closed and consummated within 90 days of the expiration of such 10-day period and (ii) the terms of the actual transaction are in all material respects the same as those set forth in the notice given by the Shareholder(s) to the Purchaser hereunder. Failure to meet either of the foregoing conditions shall again subject the Shares covered by such Transfer Proposal to the Purchaser's right of consent, the Shareholder(s) shall be required to give the Purchaser a new written notice with respect to such Transfer Proposal, and the Purchaser shall again have the right to consent or withhold consent with respect to such Transfer Proposal within 10 days of receipt of such new notice.

        4. Permitted Transfers. The following sales, transfers or dispositions shall not be covered by the right of co-sale granted by paragraph 2 of this Agreement or the right of prior consent granted by paragraph 3 of this
Agreement:

        (a) any transfer or disposition of Shares without consideration in money or money's worth, such as by gift, bequest or devise, provided, however, that as a condition precedent to any such transfer or disposition such transferee agrees that the right of co-sale granted by paragraph 2 of this Agreement and the right of prior consent granted by paragraph 3 of this Agreement shall thereafter be fully binding and enforceable against such transferee; and

        (b) (i) any sale of Shares in a public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended
(the "Act"), if such offering is underwritten on a firm commitment basis by an underwriter, or group of underwriters represented by an underwriter or underwriters, which is a member of the New York Stock Exchange, or (ii) any sale of Shares in an open market transaction at such time as there shall be a bona fide public market for the Shares, such open market transaction being pursuant to Rule 144 (or any successor rule) under the 1993 Act.

     5.   Miscellaneous.

     (a) Legend. Each certificate evidencing Shares owned by the Shareholders and each certificate issued in exchanged for or upon the transfer of any such Shares during the term of this Agreement will be stamped or otherwise imprinted with a legend in substantially the following form or to the following effect:

          "The securities represented by this certificate are subject to the Shareholders Agreement dated as of March 31, 1999, by and among the original holder of such securities and certain other shareholders of the issuer of the securities represented by this certificate, and to a conditional irrevocable proxy granted pursuant to such agreement. Any sale, transfer or other disposition of the securities represented by this certificate is subject to certain rights of co-sale and consent by virtue of such agreement. A copy of such agreement will be furnished without charge by the issuer of the securities represented by this certificate to the holder hereof upon such holder's written request."

     (b) Term. This Agreement will terminate and cease to be effective, and the aforesaid legend will be removed from all certificates, upon the mutual written consent of the parties hereto or, if earlier, the date on which the Purchaser transfers its Shares. If the Purchaser transfers less than all of its Shares, this Agreement will no longer apply to any Shares transferred.

     (c) Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement will bind any subsequent holders of Shares now or hereafter owned by the Shareholders and will otherwise bind and inure to the benefit of the successors and assigns of Shareholders.

     (d) Remedies. The Purchaser will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision hereof and to exercise all other rights existing in its favor. Each Shareholder agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Purchaser may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this Agreement will be performed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (f) Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     (g) Counterparts. This Agreement may be executed on separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

     (h) Choice of Law. All questions concerning this Agreement will be governed by and interpreted and enforced in accordance with the internal law of the State of Nevada.

     IN WITNESS WHEREOF, the Shareholders and the Purchaser have executed this Agreement on the date set forth in the first paragraph.

                                        MINNESOTA COMMUNICATIONS
                                        GROUP

                                        By  /s/ THOMAS J. KIGIN
                                          -------------------------------------

                                        Its     EVP
                                           ------------------------------------

                                        SHAREHOLDERS

                                        /s/ GERALD EDICK
                                        ---------------------------------------
                                            Gerald Edick

                                        /s/ MICHAEL MEADER
                                        ---------------------------------------
                                            Michael Meader

                                        /s/ KLAUS MOELLER
                                        ---------------------------------------
                                            Klaus Moeller

                       [STEPP & BEAUCHAMP LLP LETTERHEAD]



March 31, 1999

VIA TELECOPIER: 612.290.1431
WITH CONFIRMATION VIA U.S. MAIL

Minnesota Communications Group
444 Cedar Street, Suite 1900
St. Paul, Minnesota 55101-2179

Attention:     Thomas J. Kigin, Executive Vice President

Re:            International Trading & Manufacturing Corporation

Dear Mr. Kigin:

This law firm has been requested to render opinions regarding certain aspects of that certain Investment Agreement ("Agreement") contemplated by and among International Trading & Manufacturing Corporation, a Nevada corporation, on the one hand, and Minnesota Public Radio, on the other hand. All defined terms used in this letter, to the extent not defined in this letter, shall have the definitions and meanings specified in the Agreement.

The provisions of this letter shall be governed by and shall be interpreted in accordance with the Legal Opinion Court of the American Bar Association Section of Business Law (1991). The law contemplated by the provisions of this letter is limited to the Nevada General Corporation Law.

In this law firm's capacity as counsel to the Company and for purposes of the opinions specified in this letter, this law firm has made such legal and factual examinations and inquiries as this law firm has determined to be necessary and appropriate and this law firm has examined, among other items, originals or copies identified to the satisfaction of this law firm as true and correct copies of those records, certificates, documents, and other instruments which, in the judgment of this law firm, this law firm has considered necessary or appropriate to enable this law firm to render the opinions specified in this letter. Moreover, for purposes of rendering the opinion specified in this letter, this law firm has

Minnesota Communications Group
March 31, 1999
Page 2

relied upon representations, warranties, and information provided to this law firm by officers, directors, employees and other representatives of the Company as to certain factual matters upon which the assumptions specified in this letter are based, and this law firm has not attempted to verify independently the veracity of the representations, warranties, and information provided to this law firm by those officers, directors, employees and other representatives or attempted to authenticate any of the foregoing documents. If any of these items is false or misleading in any material respect, the opinions specified in this letter cannot be relied upon.

In reliance solely thereon and subject to any qualifications and limitations specified in this letter, please be informed that it is the opinion of this law firm that:

     1. The Company has the absolute and unconditional right to issue, sell deliver and set over the Subject Shares to the Purchaser in accordance with the provisions of the Agreement and, upon issuance of the Subject Shares in accordance with the Agreement, the Subject Shares will be validly issued, fully paid and non-assessable.

     2. The Company is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada. The Company has full and complete right, power, and authority to own its properties and assets, and to carry on its business as a Nevada corporation.

     3. The Company, and any officer, director or representative executing the Agreement for and on behalf of the Company, has the legal capacity and authority to enter into and deliver the Agreement. The Agreement is a valid and legally binding obligation of the Company and is fully enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     4. Assuming the due execution and delivery of the Shareholders Agreement by each of the Shareholders, pursuant to Nevada law, the Shareholders Agreement is a valid and legally binding obligation of each Shareholder and is fully enforceable against each Shareholder in accordance with its terms, except as such enforceability may be limited by general principles of equity,

Minnesota Communications Group
March 31, 1999
Page 3

         bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

    5. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which exactly 8,334,063 shares are issued and outstanding on the date hereof (each a "Previously Issued Share" and together, the "Previously Issued Shares"). Each Previously Issued Share is fully paid and non-assessable and no Previously Issued Share was issued in violation of the Articles of Incorporation or by-laws of the Company, any provision of law or any pre-emptive right (or other right) of any shareholder of the Company or any other person. No pre-emptive right exists with respect to any capital stock of the Company. Except as set forth on Schedule 3.1.6 to the Agreement, to the knowledge of this law firm, the Previously Issued Shares (on the date hereof) represent each and every equity interest of any nature in the Company, and no person or entity of any nature holds (or is or will be entitled to receive), including, without limitation, pursuant to any agreement or trust, any option, warrant, convertible instrument or security, put, call, contract or commitment of any nature whereby any person or entity has or may receive any interest in or right to acquire any equity interest of any nature in the Company.

    6. Assuming the accuracy of the representations of the Purchaser set forth in Section 3.2 of the Agreement, the offer, sale, issuance and delivery of the Subject Shares to the Purchaser are exempt from the registration and prospectus delivery requirement of the Act, and, to the extent required, all registrations, qualifications, permits and approvals required pursuant to applicable state securities laws for the lawful offer, sale, issuance and delivery of the Subject Shares have been obtained. Upon issuance of the Subject Shares in accordance with the Agreement, the Subject Shares will be validly issued, fully paid and nonassessable.

Statutory provisions and interpretations thereof by the various administrative authorities and courts having jurisdiction of matters upon which the opinions expressed in this letter are based are necessarily subject to change from time to time. The opinions and conclusions specified in this letter are based upon the facts and representations which have been provided to this law firm by the officers, directors, employees and other representatives of the Company.

Minnesota Communications Group
March 31, 1999
Page 4

This law firm expresses no opinion regarding any federal or state law not specified expressly in this letter. In particular, and without limiting the generality of the foregoing, this law firm expresses no opinion regarding any secondary trading exemption pursuant to the laws of any state or other jurisdiction. Prior to any trading of the Subject Shares, the Company must first comply with the rules and regulations of the securities laws of the jurisdictions in which the Subject Shares are not to be traded.

The opinions specified in this letter are effective as of the date of this letter and are subject to change and qualification by reason of change of law, facts (including the facts upon which the assumptions specified in this letter are based), circumstances, lapse of time, and other matters. This law firm expresses no opinion as to rights, obligations, or other matters subsequent to the date of this letter, and this law firm assumes no obligation to inform you or any other person or entity of any changes to the opinions specified in this letter subsequent to the date of this letter. Neither this letter nor any copy of this letter may be used or circulated by any person or entity or filed, quoted from, or otherwise referred to or relied upon for any other purpose without the express prior written consent of this law firm.

You are hereby cautioned that the opinions of counsel, including the opinions specified in this letter, do not obligate (i) the Securities and Exchange Commission, (ii) any state securities administrators or commissioners, or
(iii) federal or state courts. In the event this law firm discovers any information which would cause this law firm to change the opinions specified in this letter or, alternatively, in the event any state or federal agency or court determines that the opinions specified in this letter are inconsistent with law, this letter may be withdrawn at any time by this law firm.

Finally, your cooperation in this matter is appreciated significantly. Of course, in the event you have questions or comments regarding this or any other matter, please do not hesitate to contact the undersigned. Thank you.

Sincerely,

STEPP & BEAUCHAMP LLP

/s/ DERON M. COLBY

By: Deron M. Colby

                               FUNDING MILESTONES

Prior to the first Funding Request

     500 retail outlets for products of the Genius Business

Prior to the second Funding Request

     300 additional retail outlets for products of the Genius Business

Prior to each subsequent Funding Request

     100 additional retail outlets for products of the Genius Business over and above the number of retail outlets at the time of the last Funding Request

                                 SCHEDULE 3.1.8

DE 7               EDD 99006
                                       A0071297

                                                                      1998
YEAR ENDED 12 31 98 DUE 01 01 99 DELINQUENT 02 01 99
           --------     --------            --------
                                                      388 7221 4
      0082-2861       99005

      INTERNATIONAL TRADING &
      C/O GERALD EDICK PRES
      2533 N CARSON STREET
      CARSON CITY NV 89706

            88 0344739


C.  Total wages paid this year                        348 500 00

D.  Unemployment Insurance
  (Wages to $7,000)

         5.40 % x                42 000 00              2 268 00

E.  Employment Training Tax

         0.00 % x                                             00

F.  Disability Insurance
  (Wages to $ 31,767)

         0.50 % x              159 068 00                 795 34

G.  California PIT Withheld                            19 768 00

H.  Subtotal                                           22 831 34

I.  Less Previous Payments                             22 831 34

J.  Total Taxes Due or Overpaid                               00

Quality Rating  4=Excellent/3=Good/2=Fair/1=Poor               4

I declare that the information herein is correct to the best of my knowledge and belief.

REFERENCE COPY
PREPARED BY PAYCHEX         DO NOT FILE
--------------------------------------------------------------------------------
   Signature                  Title                 Phone                 Date

MAIL TO: State of California / Employment Development Department / P.O. Box 826286 / Sacramento, CA 94230-6288

                                SCHEDULE 3.1.13


                       STATUS OF TRADEMARK REGISTRATIONS

REGARDING BABY GENIUS REGISTRATIONS FOR PRODUCTS ALREADY BEING SOLD:

Class 025  Products:  Clothing
           Status: Approved by Examiner for Publication subject to short amendment to application.
           Approved for publication and issuance once publication completed.

Class 009  Products:  Musical sound recordings, video recordings
           Status: Approved by Examiner for Publication subject to short amendment to application.
           Approved for publication and issuance once publication completed.

Class 016  Products:  Calendars, books, printed matter, etc.
           Status: Approved by Examiner for Publication subject to short amendment to application.
           Approved for publication and issuance once publication completed.

Class 028  Products:  Toys
           Status: Approved by Examiner for Publication subject to short amendment to application.
           Approved for publication and issuance once publication completed.

REGARDING BABY GENIUS REGISTRATIONS FOR PRODUCTS FOR INTENT-TO-USE:

Class 021  Product:   Potties used alone or potties used in conjunction with
                      toilet seats, baby bath tubs, and lunch boxes.
           Approved for publication and issuance once publication completed.

Class 024  Products:  bedspreads, sheets, blankets, linens, towels, etc.
           Status: Approved by Examiner for Publication and issuance once publication completed.

Class 005  Products:  baby food, vitamins, formula, etc.
           Status: Approved by Examiner for Publication and issuance once publication completed.

Class 035  Products:  Cartoon character licensing
           Status: Approved by Examiner for Publication subject to short amendment to application.

Class 018  Products:  Luggage, book bags
           Status: Approved by Examiner for Publication and issuance once publication completed.

REGARDING KID GENIUS REGISTRATIONS FOR PRODUCTS ALREADY BEING SOLD:

Class 025  Products:  Clothing
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 009  Products:  Musical sound recordings, video recordings
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 018  Products:  Calendars, books, printed matter, etc.
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 028  Products:  Toys
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

REGARDING CHILD GENIUS REGISTRATIONS FOR PRODUCTS ALREADY BEING SOLD:

Class 025  Products:  Clothing
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 009  Products:  Musical sound recordings, video recordings
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 016  Products:  Calendars, books, printed matter, etc.
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 025  Products:  Toys
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

REGARDING CHILD GENIUS REGISTRATIONS FOR PRODUCTS ALREADY BEING SOLD:

Class 025  Products:  Clothing
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 009  Products:  Musical sound recordings, video recordings
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 016  Products:  Calendars, books, printed matter, etc.
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

Class 026  Products:  Toys
           Status: No prior pending or issued trademarks cited by Examiner that would preclude registration.
           Approved for publication subject to short office action.

                                 SCHEDULE 3.1.6

           HOLDERS OF 5% OR MORE OF THE ISSUED AND OUTSTANDING SHARES

Names:                                  Amount of shares held:
------                                  ----------------------
Chan & Sons Ltd.                               982,125
Gerald Edick                                   840,000
Gulfstream Capital Holding Ltd.                935,000
Michael Meader                                 450,000
Klaus Moeller family:                          840,000
      Hayden Moeller           150,000
      Klaus Moeller            180,000
      Shelly Moeller           360,000
      Tia Moeller              150,000
WMA & Associates                               560,000
                                               -------
Total                                                   4,607,125

Options outstanding:

Klaus Moeller                                  750,000
Gerald Edick                                   750,000
Michael Meader                                 750,000
Larry Balaban                                  333,000
Howard Balaban                                 333,000
Michael Rowe                                    40,000
Vinko Kovac                                     25,000
Deadra Hall                                    180,000
David Shapiro                                   20,000
others                                          20,000
                                               -------

* Company is currently negotiating with
Dale Paisely to grant substantial options subject to approval by the Board of Directors

Total                                                   3,201,000

Warrants outstanding:

Kevin Harrington Enterprises Inc.    240,000
Tim Harrington                       160,000

Holders of convertible instruments:

Steve Livingston    $100,000
                     200,000 shares

Russ Karlen         $100,000
                     200,000 shares

ACORDIA EAST
150 Monument Rd., Suite 203
Rale Cynwyd, Pa. 19004

FAX COVER SHEET

DATE: MARCH 29, 1999

To: ITM-Attn. Mike Meader

                                                            Fax: 619 793 8842

                                                            Tel:

From: Jay Frank                                             Fax: 610 660 4855

                                                            Tel: 610 660 4814

Re: Life Insurance

Dear Mike,

This is to confirm that we are working with the Nahai Agency in L.A. to place $500,000. of life insurance coverage on both you and Klauss Moeller.


Thank you for this opportunity to be of further service to your company.


Sincerely,

/s/ Jay Frank

Jay Frank, CPCU, CLU

March 29, 1999

VIA TELECOPIER: 801.277.3147
WITH CONFIRMATION VIA U.S. MAIL

Interwest Transfer Co., Inc.
1981 E. Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, UT 84117

Attention:     Kurt Hughes

Re: International Trading & Manufacturing Corporation, a Nevada corporation

Dear Mr. Hughes:

As you know, this law firm represents International Trading & Manufacturing Corporation, a Nevada corporation ("Company"), and has provided you with various opinion letters regarding the transfer of certain shares of that Company's stock.

Enclosed herewith please find a copy of a Shareholders Agreement which provides, among other things, that each certificate evidencing certain shares of common stock ("Shares") owned by Gerald Edick, Michael Meader and Klaus Moeller, and each certificate issued in exchange for or upon the transfer of any such Shares during the term of that Shareholders Agreement will be stamped or otherwise imprinted with a legend in substantially the following form or to the following effect:

     "The securities represented by this certificate are subject to the Shareholders Agreement dated as of March 31, 1999, by and among the original holder of such securities and certain other shareholders of the issuer of the securities represented by this certificate, and to a conditional irrevocable proxy granted pursuant to such agreement. Any sale, transfer or other disposition of the securities represented by this certificate is subject to certain rights of co-sale and consent by virtue of such agreement. A copy of such

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Interwest Transfer Co., Inc.
March 29, 1999
Page 2

        agreement will be furnished without charge by the issuer of the securities represented by this certificate to the holder hereof upon such holder's written request."

Please contact the undersigned to confirm that you have stamped those shares with the appropriate legend or, in the alternative, please advise the undersigned as to what additional steps are necessary to effectuate same.

Finally, your time, attention and cooperation in this matter are appreciated significantly. Of course, if you have questions or comments regarding this or any other matter, please do not hesitate to contact me. Thank you.

Sincerely,

STEPP & BEAUCHAMP LLP


By: Thomas E. Stepp, Jr.

TES:kl